Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements listed below of our report dated June 25, 2009, with respect to the statements of net assets available for benefits of The Coca-Cola Company Thrift & Investment Plan as of December 31, 2008 and 2007, the related statement of changes in net assets available for benefits for the year ended December 31, 2008, and the related supplemental schedule of schedule H, line 4i — schedule of assets (held at end of year) as of December 31, 2008, which report appears in the annual report on Form 11-K of The Coca-Cola Company Thrift & Investment Plan for the year ended December 31, 2008:

1.               Registration Statement No. 2-58584 on Form S-8, dated November 20, 1987, as amended

2.               Registration Statement No. 333-83270 on Form S-8, dated February 22, 2002

/s/ BANKS, FINLEY, WHITE & CO.

June 25, 2009

College Park, Georgia